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KPMG LLP
Suite 1200
300 Convent
San Antonio, TX 78205






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors of USAA Life Insurance Company
  and Contractowners of the Separate Account of USAA Life Insurance Company:


We consent to the use of our reports included herein for the USAA Life Insurance Company and for the Separate Account of USAA Life Insurance Company, and to the references to our firm under the headings "Financial Information" and "Independent Registered Public Accounting Firm" in the Registration Statement.

                                  /s/ KPMG LLP
                                  ------------


San Antonio, Texas
April 25, 2005